Exhibit 99.8

NUVEEN MICHIGAN QUALITY MUNICIPAL INCOME FUND

(formerly known as Nuveen Michigan Quality Income Municipal Fund)

AMENDMENT

to

VMTP PURCHASE AND EXCHANGE AGREEMENT

This Amendment to the VMTP Purchase and Exchange Agreement (the “Amendment”) is effective as of the 19th day of August, 2016 (the “Amendment Date”) between Nuveen Michigan Quality Municipal Income Fund (formerly known as Nuveen Michigan Quality Income Municipal Fund), a closed-end fund organized as a Massachusetts business trust, as issuer (the “Fund”), Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, including its successors by merger or operation of law (“WFNA”), and Wells Fargo Municipal Capital Strategies, LLC, a wholly-owned subsidiary of WFNA, organized and existing under the laws of Delaware, including its successors by merger or operation of law (together with WFNA, the “Purchasers”).

WHEREAS, the above-named parties entered into that certain VMTP Purchase and Exchange Agreement, dated as of June 1, 2016 (the “Purchase and Exchange Agreement”).

NOW, THEREFORE, the parties desire to amend the Purchase and Exchange Agreement as set forth below.

1.	Section 4.13 of the Purchase and Exchange Agreement is hereby deleted and replaced in its entirety with the following text:

“4.13 Credit Quality

As of the Amendment Date, the Fund has invested at least 80% of its Managed Assets in securities that, at the time of investment, were rated Investment Grade, or were unrated but judged to be of comparable quality by the Sub-Adviser, provided that the Fund has not invested in any securities that are not municipal securities and that, at the time of investment, were rated Below Investment Grade.”

2.	Section 6.12 of the Purchase and Exchange Agreement is hereby deleted and replaced in its entirety with the following text:

“6.12 Credit Quality

Unless the Fund receives the prior written consent of the Purchasers (such consent to be determined in the Purchasers’ good faith discretion), the Fund will invest at least 80% of its Managed Assets in securities that, at the time of investment, are rated Investment Grade, or are unrated but judged to be of comparable quality by the Sub-Adviser, provided that the Fund will not invest in any securities that are not municipal securities and that, at the time of investment, are rated Below Investment Grade.”

3.	All references to the Purchase and Exchange Agreement on and after the date hereof shall be deemed to refer to the Purchase and Exchange Agreement as amended hereby, and the parties hereto agree that on and after the date hereof, the Purchase and Exchange Agreement, as amended hereby, remains in full force and effect.

4.	This Amendment may be executed in counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

5.	Except as otherwise set forth in this Amendment, all other terms and conditions of the Purchase and Exchange Agreement shall remain the same and in full force and effect. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Purchase and Exchange Agreement.

6.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

7.	A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Amendment is executed on behalf of the Fund by an officer of the Fund in his or her capacity as an officer of the Fund and not individually and that the obligations of the Fund under or arising out of this Amendment are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the 28th day of February, 2017 and effective as of the day and year first above written.

NUVEEN MICHIGAN QUALITY MUNICIPAL INCOME FUND (formerly known as Nuveen Michigan Quality Income Municipal Fund)

By:	/s/ Gifford R. Zimmerman
Name:	Gifford R. Zimmerman
Title:	Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	Managing Director

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	President

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